Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related prospectus of Nortek, Inc. for the registration of $235,000,000 aggregate principal amount 8.5% Senior Notes due 2021 and to the incorporation by reference therein of our reports dated March 14, 2013, with respect to the consolidated financial statements and schedule of Nortek, Inc. and the effectiveness of internal control over financial reporting of Nortek, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 7, 2013